Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 13, 2023 relating to our audit of the consolidated financial statements of Mullen Automotive Inc. as of September 30, 2022 and for the year then ended, which financial statements appear in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 17, 2024. Our report includes an explanatory paragraph related to Mullen Automotive Inc.’s ability to continue as a going concern.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida
September 20, 2024